Dear Shareholder:

On December 3, 2002, we successfully completed the sale of our fastener business to Alcoa for $657 million in cash. This transaction allowed us to eliminate virtually all of our debt, reducing it by $485 million in fiscal 2003 to a nominal amount of only $6.6 million at June 30, 2003, and providing us with ample funds to pursue acquisition opportunities. At June 30, 2003, we have on hand cash and investments of $121.9 million. The sale of the fastener business has also reduced our dependence on the aerospace industry, which has been distressed since September 11, 2001.

Our Aerospace Distribution Segment is suffering from the depressed aerospace market, but has been successful in maintaining cash flow. This has been accomplished by decreasing operating expenses and improving efficiencies in an industry facing reduced revenues. We believe these efforts will bode well for us when the aerospace industry and economy improve.

Airport Plaza, our Farmingdale, New York, shopping center, is welcoming the opening of a new tenant, Bed Bath & Beyond, giving the center a 97% occupancy rate.

Over the years, we have successfully acquired, grown, and disposed of many businesses and have within our management team the skills, creativity and energy to continue to do so. We are aggressively pursing turnaround and growth acquisition opportunities in a variety of industries and locations throughout the world. Based upon our experience and past successes with acquisitions and business opportunities, we expect that these efforts will provide us with a strong foundation for the long term.

And so, we look forward to building anew, along with you, a leading enterprise for the new century.

Respectfully,

Jeffrey J. Steiner

Chairman and Chief Executive Officer